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                                                         EXHIBIT 10.1


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                            MATTONE HOLDING CORP.,

                      O.N.E. COLOR COMMUNICATIONS, INC.,

                      O.N.E. COLOR COMMUNICATIONS, LLC,

                               STEPHEN KOZEL,

                                KIM FOGARTY,

                                THOMAS KOZEL

                                    AND

                                PETER KOZEL

               ASSET PURCHASE AND MEMBERSHIP INTEREST AGREEMENT

                        Dated as of February 24, 1998



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                              TABLE OF CONTENTS
                              -----------------
                                                                         Page
                                                                         ----

ARTICLE I - AGREEMENT TO SELL ASSETS; PURCHASE PRICE FOR ASSETS;
      CLOSING                                                              1
      1.01  Agreement to Sell Assets                                       1
      1.02  Purchase Price for Assets; Assumption of Liabilities           2
      1.03  Closing                                                        2
      1.04  Allocation of Consideration                                    2
      1.05  Parties                                                        2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS            3
      2.01  Power and Authority of the Shareholders                        3
      2.02  Enforceability                                                 3
      2.03  Absence of Conflicts                                           3
      2.04  Litigation and Claims Against the Shareholders                 3
      2.05  Brokers' Fees                                                  4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
      AND SELLER                                                           4
      3.01  Organization and Authority                                     4
      3.02  Capitalization                                                 4
      3.03  Due Authorization                                              4
      3.04  Absence of Conflicts                                           4
      3.05  Financial Information                                          5
      3.06  Absence of Material Changes                                    5
      3.07  Title to Properties; Liens                                     6
      3.08  Contracts and Agreements                                       7
      3.09  Customers and Suppliers                                        7
      3.10  Employment Agreements                                          7
      3.11  Employee Benefit Plans                                         8
      3.12  Patents, Trademarks, Copyrights, Licenses and
            Secrecy Agreements                                             9
      3.13  Trade Secrets                                                 10
      3.14  Governmental Licenses and Permits                             10
      3.15  Indebtedness and Commitments                                  10
      3.16  Taxes                                                         10
      3.17  Insurance                                                     11
      3.18  Litigation and Claims                                         11
      3.19  Compliance with Laws                                          12
      3.20  Environmental and Occupational Safety Matters                 12
      3.21  Brokers' Fees                                                 12
      3.22  Contingencies                                                 12
      3.23  Employee Severance Claims                                     13
      3.24  Bank Accounts                                                 13
      3.25  Accounts Receivable                                           13
      3.26  Condition of Tangible Assets                                  13
      3.27  Inventory                                                     13
      3.28  Hazardous Wastes                                              13
      3.29  Warranty Expense                                              13
      3.30  Powers-of-Attorney                                            13
      3.31  Books and Records                                             13
      3.32  Peter Kozel                                                   14
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                              TABLE OF CONTENTS
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      3.33  No Undisclosed Information                                    14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER                      14
      4.01  Organization and Authority                                    14
      4.02  Due Authorization                                             14
      4.03  Absence of Conflicts                                          14
      4.04  Litigation and Claims Against Buyer                           15
      4.05  Brokers' Fees                                                 15
      4.06  SEC Filings; Financial Statements                             15

ARTICLE V - COVENANTS OF  THE SHAREHOLDERS                                15
      5.01  Certain Changes and Conduct of Business                       15
      5.02  Access to Information                                         17
      5.03  Governmental Approvals                                        17
      5.04  Consents and Approvals                                        17
      5.05  All Reasonable Efforts                                        17
      5.06  Exclusivity                                                   18
      5.07  Disclosure Schedule                                           18

ARTICLE VI - COVENANTS OF BUYER                                           18
      6.01  Information Kept Confidential                                 18
      6.02  Governmental Approvals                                        19
      6.03  Consents and Approvals                                        19
      6.04  All Reasonable Efforts                                        19

ARTICLE VII - CONDITIONS OF CLOSING                                       19
      7.01  Preamble                                                      19
      7.02  Conditions to Obligations All Parties                         19
      7.03  Conditions to Obligations of Buyer                            20
      7.04  Conditions to Obligations of The Shareholders                 21
      7.05  Frustration of Closing Conditions                             22

ARTICLE VIII - INDEMNITY                                                  22
      8.01  Survival of Representations, Warranties and Covenants         22
      8.02  Indemnification Provisions for Benefit of Buyer               22
      8.03  Indemnification Provisions for Benefit of Lender
            of the Shareholders                                           22
      8.04  Event of Breach                                               22
      8.05  Notice of Claim for Indemnification                           22
      8.06  Matters Involving Third Parties                               23
      8.07  Treatment of Indemnification Payments                         23
      8.08  Other Indemnification Provisions                              23

ARTICLE IX - CALL PROVISIONS                                              24
      9.01  Certain Definitions                                           24
      9.02  Call Rights                                                   24
      9.03  Closing of Call                                               25
      9.04  Operation of Business                                         26

ARTICLE X - CORPORATE GOVERNANCE                                          26
     10.01  Membership Interest                                           26
     10.02  Board of Managers                                             26

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                              TABLE OF CONTENTS
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ARTICLE XI - MEMBERSHIP INTEREST TRANSFER RESTRICTIONS                    27
     11.01  Restriction on Transfer of Membership Interests               27
     11.02  Voluntary Sales                                               27
     11.03  Transfers by Operations of Law                                28
     11.04  Sale of Membership Interest Upon Death                        28
     11.05  Payment of Purchase Price                                     29
     11.06  Endorsement of Membership Interest Certificates               29
     11.07  Other Members                                                 29
     11.08  Term                                                          29
     11.09  Specific Covenants of the Company                             29

ARTICLE XII - DEFINITIONS                                                 29

ARTICLE XIII - MISCELLANEOUS                                              33
     13.01  Termination                                                   33
     13.02  Further Assurances; Books and Records                         34
     13.03  Press Releases and Public Announcements                       34
     13.04  Expenses; Taxes                                               34
     13.05  Governing Law; Submission to Jurisdiction                     34
     13.06  Entire Agreement; Modification; Waiver                        34
     13.07  Notices                                                       35
     13.08  Counterparts                                                  35
     13.09  Matters of Construction, Interpretation and the Like          35
     13.10  No Third-Party Beneficiaries                                  36
     13.11  Succession and Assignment                                     36
     13.12  Time of the Essence                                           36
     13.13  Attorneys' Fees                                               36


                                   EXHIBITS
                                   --------

Exhibit A  -  Form of Opinion of Counsel to Seller and the Shareholders
Exhibit B  -  Form of Bill of Sale
Exhibit C  -  Form of Assignment and Assumption Agreement
Exhibit D1 -  Form of Stephen Kozel Employment Agreement
Exhibit D2 -  Form of Kim Fogarty Employment Agreement
Exhibit D3 -  Form of Thomas Kozel Employment Agreement
Exhibit E  -  Form of Lease
Exhibit F  -  Form of Operating Agreement
Exhibit G  -  Form of Opinion of Counsel to Buyer
Exhibit H  -  Form of Matthews Guaranty
Exhibit I  -  Form of Release


                                  SCHEDULES
                                  ---------

Schedule 1.01     -   Assets to be Sold
Schedule 1.02     -   Liabilities Assumed
Schedule 1.04     -   Tax Allocation
Schedule 2.03     -   Third Party Consents for Seller


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                              TABLE OF CONTENTS
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Schedule 3.01     -   Subsidiaries and Investments; Foreign Jurisdictions
Schedule 3.02     -   Capitalization
Schedule 3.04     -   Third Party Consents for Seller
Schedule 3.05     -   Financial Statements
Schedule 3.06     -   Changes Since December 31, 1996
Schedule 3.07(a)  -   Real Property
Schedule 3.07(b)  -   Buildings and Plants
Schedule 3.07(c)  -   Other Assets
Schedule 3.08     -   Contracts and Agreements
Schedule 3.09     -   Customers and Suppliers
Schedule 3.10     -   Employment and Collective Bargaining Agreements
Schedule 3.11     -   Employee Benefit Plans
Schedule 3.12     -   Patents, Trademarks and Copyrights
Schedule 3.13     -   Trade Secrets
Schedule 3.14     -   Governmental Licenses and Permits
Schedule 3.15     -   Indebtedness and Commitments
Schedule 3.16     -   Taxes
Schedule 3.17     -   Insurance
Schedule 3.18     -   Litigation and Claims
Schedule 3.19     -   Compliance with Laws
Schedule 3.20     -   Environmental and Occupational Safety Matters
Schedule 3.22     -   Contingencies
Schedule 3.24     -   Bank Accounts
Schedule 3.28     -   Hazardous Wastes
Schedule 3.30     -   Powers-of-Attorney

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               ASSET PURCHASE AND MEMBERSHIP INTEREST AGREEMENT

THIS ASSET PURCHASE AND MEMBERSHIP INTEREST AGREEMENT (the "Agreement") dated as of February 24, 1998, among MATTONE HOLDING CORP., a Pennsylvania corporation ("Buyer"), and a wholly-owned subsidiary of Matthews International Corporation ("Matthews"), O.N.E. COLOR COMMUNICATIONS, INC., a California corporation ("Seller"), O.N.E. COLOR COMMUNICATIONS, LLC, a California limited liability company (the "Company") and Stephen Kozel, Kim Fogarty, Thomas Kozel and Peter Kozel, each individual shareholders of Seller (each a "Shareholder", and collectively, the "Shareholders"). Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Article XII hereof.

                                 WITNESSETH:

WHEREAS, Seller has one class of capital stock, that being Common Stock, par value $10.00 per share (the "Common Stock"), issued and outstanding at this time;

WHEREAS, the Shareholders own all of the issued and outstanding shares of Common Stock;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain of the assets and liabilities of Seller;

WHEREAS, following such sale and at the Closing Seller and Buyer intend to contribute certain of their respective assets and certain liabilities to the Company, a newly-formed California limited liability company, in exchange for a percentage of the Membership Interests for each of Seller and Buyer;

WHEREAS, this Agreement is intended to, among other things, (i) provide for the sale and purchase of the Assets, (ii) set forth the terms of a voluntary and a required call arrangement for the purchase by Buyer of Seller's Membership Interests through a tax-deferred reorganization under Section 368 of the Code of Seller into Mattone or otherwise; (iii) provide for employment agreements to be entered into by certain Shareholders at the Closing; (iv) set forth certain matters of corporate governance between the Members; and (v) set forth certain restrictions on the transfer of Membership Interests; and

WHEREAS, the Members also desire to effectively control the ultimate management of the Company for their mutual interests and to protect against the divisive results of outsiders acquiring Membership Interests who may not prove compatible with the remaining Members by providing for the rights of first refusal set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                  ARTICLE I
                  Agreement to Sell Assets; Purchase Price
                             for Assets; Closing

1.01 Agreement to Sell Assets. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of Liens, and Buyer shall purchase from Seller, for the consideration specified in
Section 1.02 hereof, certain assets of Seller (the "Assets") which are listed on Schedule 1.01 hereto.
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1.02  Purchase Price for Assets; Assumption of Liabilities.

(a) Buyer shall purchase the Assets pursuant to Section 1.01 hereof and, in exchange therefor, shall deliver the following to Seller (the "Purchase Price"):

(i)  at the Closing, $2,000,000; and
(ii) on the date which is sixty days after the third anniversary of the Closing Date, a payment based upon the following schedule, with the payment amount to be based upon the Cumulative EBIT from the Closing Date until the third anniversary of the Closing Date:
Cumulative EBIT                            Payment Amount
---------------                            --------------

$3,000,000 or less                             $400,000
$3,000,001 to $3,375,000                       $607,500
$3,375,000 to $3,750,000                       $850,000
$3,750,001 to $3,937,000                     $1,063,000
$3,937,000 to $4,125,000                     $1,292,775
$4,125,001 to $4,250,000                     $1,454,775
$4,250,001 to $4,375,000                     $1,623,562
$4,375,001 to $4,500,000                     $1,800,000
$4,500,001 to $4,687,000                     $1,964,321
$4,687,001 to $4,875,000                     $2,135,737
$4,875,001 to $5,062,000                     $2,314,346
$5,062,001 to $5,250,000                     $2,500,000
$5,250,001 to $6,000,000                     $2,750,000
$6,000,001 to $6,750,000                     $2,925,000
over $6,750,000                              $3,350,000

(b) Buyer shall, pursuant to the Assignment and Assumption Agreement described in Section 2.01 hereof, assume certain contracts and Liabilities related to such contracts of the Seller which are described in Schedule 1.02 hereto.

(c) Seller shall distribute all cash in excess of $400,000 immediately prior to the Closing as a cash dividend to the Shareholders. Said dividend shall be paid immediately prior to the Closing.

(d) All cash to be delivered pursuant to Section 1.02(a) hereof shall be represented by a check payable to the order of Seller or paid by wire transfer.

1.03 Closing. Subject to the terms and conditions set forth herein, the closing of this Agreement and the transactions contemplated hereby (the "Closing") shall be held at the offices of Harris & Harris, One Kaiser Plaza, Suite 1010, Oakland, California at 10:00 a.m., Pacific time on March 31, 1998 unless said date or place is changed by mutual agreement of the parties (the date of the Closing is referred to herein as the "Closing Date").

1.04. Allocation of Consideration. The Purchase Price shall be allocated among the Assets in accordance with the values to be agreed upon by Seller and Buyer and set forth on Schedule 1.04 attached hereto. Such allocation shall be made in accordance with Section 1060 of the Code.
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1.05  Parties.  The other parties hereto acknowledge and agree that the
Company has not been organized at the time that such parties are signing this Agreement and therefore has not signed this Agreement, but this Agreement nevertheless is a binding and enforceable agreement among the signing parties as to their respective rights and obligations hereunder. The Company shall sign this Agreement at the Closing and thereby become bound by the rights and obligations hereunder, and at that time this Agreement shall remain in full force and effect without further action by any other party hereto.


                                  ARTICLE II
              Representations and Warranties of the Shareholders

Each of the Shareholders represents and warrants to Buyer that the statements contained in this Article II are as to such Shareholder correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except in each case as set forth in the Disclosure Schedule.

2.01 Power and Authority of the Shareholders. Each of the Shareholders has the unrestricted right and power to execute and deliver this Agreement and the other Transaction Documents to which he is a party, to perform his obligations hereunder and thereunder.

2.02 Enforceability. This Agreement and each of the other Transaction Documents to which each of the Shareholders is a party constitutes the legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

2.03 Absence of Conflicts. Neither the execution and delivery by each of the Shareholders of this Agreement or the other Transaction Documents to which such Shareholder is a party, the compliance by such Shareholder with the terms and conditions hereof and thereof, nor the consummation by such Shareholder of the transactions contemplated hereby and thereby will:

(a) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to such Shareholder,
(b) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which such Shareholder is a party or by which such Shareholder is bound or to which any property of such Shareholder is subject,
(c) result in the creation of any Lien upon any of the assets of such Shareholder, or
(d) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 2.03 have to be obtained or made.
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2.04  Litigation and Claims Against the Shareholders.  There are no actions, suits or proceedings pending or threatened against any Shareholder which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.05 Brokers' Fees. No Shareholder has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.


                                 ARTICLE III
         Representations and Warranties of the Shareholders and Seller

Each of the Shareholders and Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except in each case as set forth in the Disclosure Schedule.

3.01 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller (i) has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and (iii) except as set forth on Schedule 3.01, has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise. Schedule 3.01 sets forth a true and complete list of each jurisdiction in which Seller is qualified to do business as a foreign corporation. The copies of the articles of incorporation and bylaws of Seller, which have previously been delivered to Buyer, are complete and correct and in either case have not been amended since the date of delivery of the same by Seller to Buyer. Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened against Seller.

3.02 Capitalization. The entire authorized capital stock of Seller, and the capital stock of Seller which is as of the date of this Agreement issued and outstanding, is as set forth on Schedule 3.02. All such outstanding shares of capital stock of Seller as set forth on Schedule 3.02 are validly issued, fully paid and nonassessable and are owned beneficially and of record by the persons set forth on such Schedule, free and clear of all Liens. Except as set forth on Schedule 3.02, there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon, Seller or the Shareholders to purchase or otherwise acquire any shares of capital stock of Seller, or other equity securities or equity interests in Seller. Except as set forth on Schedule 3.02, there are no shareholder or similar agreements with respect to Seller.
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3.03  Due Authorization.  The execution and delivery by Seller of this
Agreement and the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate proceedings on the part of Seller. This Agreement and each of the other Transaction Documents to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

3.04 Absence of Conflicts. Neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party, the compliance by Seller with the terms and conditions hereof and thereof, nor the consummation by Seller of the transactions contemplated hereby and thereby will:

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller,
(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Seller,
(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Seller is a party or by which it is bound or to which any property of Seller is subject,
(d)  result in the creation of any Lien upon any of the assets of Seller, or
(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 3.04 have to be obtained or made.

3.05 Financial Information. The Shareholders have heretofore furnished to Buyer the financial statements and information with respect to Seller described on Schedule 3.05 (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present:

(a) the consolidated financial position of Seller as at October 31, 1997 and as of December 31, 1996, 1995 and 1994, and
(b) the consolidated results of operations and changes in financial position of Seller for the period ending October 31, 1997 and for the years ended December 31, 1996, 1995 and 1994.
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
The books and records of Seller from which the Financial Statements were prepared properly and accurately record the transactions and activities which they purport to record.

3.06 Absence of Material Changes. Except as set forth in Schedule 3.06 or the Financial Statements, since December 31, 1996 there has not been:

(a) any Material Adverse Effect with respect to Seller, or any event, condition or state of facts which could be reasonably expected (i) to have a Material Adverse Effect on Seller, or (ii) to impair materially the ability of Seller or the Shareholders to perform their respective obligations under this Agreement, including any change in the relationship between Seller and Safeway, Inc.,
(b) any damage, destruction, condemnation or loss, whether covered by insurance or not, which has had, or could reasonably be expected to have, a Material Adverse Effect on Seller,
(c) any strikes or work stoppages against the operations of Seller relating to the conduct of its business or any injunction, order, writ or decree of any court or other governmental agency or instrumentality against such strikes or work stoppages, or
(d) any action taken by Seller of the nature referred to in Section 5.01 hereof.

3.07  Title to Properties; Liens.

(a) Real Property. Schedule 3.07(a) identifies all interests of Seller in fee and leaseholds under leases and material easements and other material interests in real property owned by Seller (the "Real Property"). Except for the Real Property, no other real property is used in the business of Seller.
Schedule 3.07(a) identifies, and the Shareholders have heretofore made available to Buyer true and complete copies of, all leases or other instruments, in each case as in effect on the date hereof (the "Real Property Instruments"), which evidence the interests of Seller in the Real Property. Except as set forth in Schedule 3.07(a), all of such leases and other instruments are in full force and effect and are assignable by Seller to Buyer or to the Company, subject to consent by Sellers' lessor, and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such leases or other instruments, by Seller or, to the knowledge of any of the Shareholders, any other party thereto. The Real Property includes all material easements and rights-of-way necessary for present access to and use of the Real Property. The Real Property conforms to all applicable zoning laws and regulations and no notice of violation of any such laws or regulations relating to any of the Real Property has been received by Seller or any of the Shareholders, except as set forth in Schedule 3.07(a). No condemnation proceedings are proposed, threatened or pending which would materially affect the Real Property.

(b)  Buildings and Equipment.  Schedule 3.07(b) hereto identifies separately:
(i) all buildings in which Seller has an interest or which are used in the business of Seller,
(ii) all machinery and equipment owned or leased by Seller as lessee or used in its business having a current replacement cost in excess of $10,000 and the location thereof (the "Equipment"),

(iii) all leases and other instruments which evidence the interests of Seller in Equipment and any other equipment leases under which Seller is lessee and which provide for aggregate rental payments after January 1, 1997 in excess of $10,000 (the "Equipment Instruments") and
(iv)  any other equipment used but not owned or leased by Seller.

The Shareholders have heretofore delivered to Buyer true and complete copies of all Equipment Instruments, in each case as in effect on the date hereof. Except as set forth in Schedule 3.07(b), all such Equipment Instruments are in full force and effect and are assignable by Seller to Buyer or to the Company and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such Equipment Instruments, by Seller or, to the knowledge of any of the Shareholders, any other party thereto. Except as set forth in Schedule 3.07(b), Seller has good title to the Equipment it owns, free and clear of any and all Liens other than Permitted Liens. The buildings and plants referred to in clause (i) of this
Section 3.07(b) and the Equipment do not encroach on the property of others.

(c) Other Assets. Except as set forth in Schedule 3.07(c), all other assets of Seller, including all assets shown on the consolidated balance sheet of Seller as at October 31, 1997 described in Section 3.05 hereof (other than assets disposed of in the ordinary course of business since such date) are owned by Seller , as the case may be, free and clear of any and all Liens other than Permitted Liens.

3.08 Contracts and Agreements. Schedule 3.08 identifies all of the contracts, commitments and agreements of Seller, not otherwise identified in any other Schedule, which

(i) individually or in the aggregate involve purchases after the date hereof of more than $10,000 from any one seller or group of related sellers,
(ii) individually or in the aggregate involve sales or leases after the date hereof of more than $10,000 to any one buyer or lessee or group of related buyers or lessees,
(iii) are contracts, commitments or agreements or involve transactions, with any Affiliate of Seller,
(iv) are contracts, commitments and agreements not in the ordinary course of business of Seller, or
(v) are contracts, commitments or agreements otherwise material to the business of Seller.

The contracts, commitments and agreements listed on Schedule 3.08 are hereinafter called the "Contracts". The Shareholders have heretofore delivered to Buyer true and complete copies of all Contracts as in effect on the date hereof. To the best of knowledge of Seller and each of the Shareholders, except as set forth in Schedule 3.08, all Contracts are in full force and effect (other than those which have been duly performed) and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any of the Contracts, by Seller or, to the knowledge of any of the Shareholders, any other party thereto.

3.09 Customers and Suppliers. Schedule 3.09 identifies each of the customers and suppliers of Seller whose purchases from or sales to Seller constituted 5 percent or more of the combined net revenues or net purchases, respectively, of Seller taken as a whole during the years ended December 31, 1995 and December 31, 1996, and during the ten fiscal months ended October 31, 1997, showing, with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products leased or sold).

3.10.  Employment Agreements.  Schedule 3.10 identifies

(a) each management or employment contract or contract for personal services with any officer, consultant, salesman or other non-union employee or agent of Seller which is not by its terms terminable at will or on less than 30 days' notice without penalty,
(b) each officer, consultant, salesman or other non-union employee or agent of Seller receiving as at the date hereof compensation (including bonuses and commissions, if any) at an annual rate of $50,000 or more, specifying the rate of such compensation (including such bonuses and commissions) and the positions held by such persons, and
(c) each collective bargaining agreement or other agreement covering unionized or hourly employees to which Seller is a party or which covers employees of Seller .

The contracts and agreements identified on Schedule 3.10 are hereinafter called the "Employment Contracts." The Shareholders have heretofore made available to Buyer true and complete copies of each of the Employment Contracts as in effect on the date hereof. To the best of knowledge of Seller and each of the Shareholders, except as listed on Schedule 3.10, there are no material disputes presently subject to any grievance procedure, arbitration or litigation under the Employment Contracts nor is there any material default, or any event which with notice or the lapse of time or both will become a material default, under the Employment Contracts, by Seller or, to the knowledge of any of the Shareholders, any other party thereto. There are no strikes, lockouts or work stoppages or slowdowns or, to the knowledge of any of the Shareholders, jurisdictional disputes or organizing activity occurring or threatened with respect to the business operations of Seller.

3.11  Employee Benefit Plans.

(a) Schedule 3.11 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes. To the best knowledge of Seller and each of the
Shareholders:

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been or will be paid to each such Employee Pension Benefit Plan before the Closing Date. All premiums or other payments for all periods ending on or before the Closing Date have been paid, or will be paid before the Closing Date, with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
(iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service.
(v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder, determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.
(vi) The Shareholders have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

(b) To the best of knowledge of Seller and each of the Shareholders, with respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed or ever has been required to contribute:

(i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of any of any of the Shareholders, threatened.
(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of any of the Shareholders, threatened. No Shareholder has knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

(iii) Seller has not incurred, and no Shareholder has reason to expect that Seller will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(c)  Seller has no Liability  under any Multiemployer Plan.

(d) To the best knowledge of Seller and each of the Shareholders, Seller has not maintained or contributed to or been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

3.12  Patents, Trademarks, Copyrights, Licenses and Secrecy Agreements.
Schedule 3.12 identifies all patents, patent applications, trademarks, trademark applications, trade names and copyrights owned by Seller and all patent, trademark, copyright, trade name and technology licenses or secrecy agreements of Seller. All such patents, trademarks, copyrights and applications have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed in accordance with applicable laws and regulations. Except as disclosed in Schedule 3.12, there is no patent, copyright, trade name or trademark infringement or similar proceeding pending or, to the knowledge of any of the Shareholders, threatened against Seller. No Shareholder has knowledge of any substantial basis for any contention that

(a) any of the material patents, trademarks, trade names, copyrights or applications therefor of Seller are invalid or subject to claim of patent abuse,
(b) Seller is infringing in any material respect any patents, trademarks, trade names or copyrights of others,
(c) Seller is violating in any material respect any technology or secrecy rights of any person, or
(d) any patents, trademarks, trade names, copyrights, technology or secrecy rights are being used contrary to the provisions of any material licensing or other agreement.

Schedule 3.12 lists all material licenses and other rights which have been granted by Seller for the use of any patents, trademarks, trade names, copyrights, trade secrets and similar rights.

3.13 Trade Secrets. Seller has the right to use, subject to the license and secrecy agreements listed on Schedule 3.13 hereto, free and clear of any claims of others (pending or threatened), all trade secrets, customer lists and technical information being used in the business and operations of Seller to the extent and on the products on which, or in respect of which, such items are being used.

3.14 Governmental Licenses and Permits. Schedule 3.14 hereto identifies all licenses, permits and variances of all United States Federal, state and local governmental authorities relating to the business and operations of Seller (the "Permits"). The Shareholders have heretofore delivered to Buyer true and complete copies of the Permits as in effect on the date hereof. To the best knowledge of Seller and each of the Shareholders, and except as set forth in
Schedule 3.14, all governmental licenses and permits material to or necessary in the conduct of the business of Seller have been obtained and are in full force and effect, and Seller is not in material violation of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any thereof.

3.15 Indebtedness and Commitments. Schedule 3.15 hereto identifies each contract or agreement under which Seller has outstanding any indebtedness, obligation (including without limitation guarantees) or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability (the "Debt Instruments"). The Shareholders have heretofore delivered to Buyer true and complete copies of each of the Debt Instruments as in effect on the date hereof. Except as set forth in Schedule 3.15, there is no event of default or condition or event which, with the giving of notice or the lapse of time or both, could become an event of default under any of the Debt Instruments.

3.16  Taxes.  Except as set forth in Schedule 3.16 hereto:

(a) as of the Closing Date, Seller will have prepared and executed and duly filed when due all United States Federal, state and other Tax Returns required to be filed by applicable laws and regulations for all periods to and including periods ending on such date and will have duly and timely paid all Taxes or installments thereof that are due with respect to such Tax Returns,
(b) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Seller has made due and sufficient current accruals for such Taxes in its financial statements, and Seller has made all required estimated Tax payments sufficient to avoid any underpayment penalty,
(c) The Shareholders have furnished to Buyer complete and correct copies of all United States Federal, state and local income Tax Returns relative to the operations of Seller for the period beginning January 1, 1989 and ending December 31, 1996, together with complete and correct copies of all reports of United States Federal, state and local Tax authorities relating to examinations of such returns,
(d) there are no agreements, waivers or arrangements by Seller for the extension of the time for the assessment of any material amounts of Tax, and no power of attorney granted by Seller with respect to any Taxes is currently in effect. No closing agreement under Section 7121 of the Code or any similar provision of any state, or local law has been entered into by or with respect to Seller,
(e) all United States Federal, state and local income Tax Returns of Seller for each year to and including the year ended December 31, 1996 have been filed with the relevant Tax authorities and any asserted deficiencies settled and paid,

(f) the consolidated balance sheets of Seller as at December 31, 1996 and October 31, 1997 adequately provide (either in accruals for Taxes, deductions from refundable Taxes or in other recorded liability or reserve accounts) for the payment of all Taxes payable by Seller for the period ended on each such date and for all periods prior thereto,
(g) there have been no deficiencies proposed as a result of the examination of any United States Federal, state or other Tax Returns filed by Seller. No audit or other proceeding by any court, governmental or regulatory authority, or similar person, is pending or threatened with respect to any Taxes due from or with respect to Seller or any Tax Return filed by or with respect to Seller, and no assessment of Tax is proposed against Seller or any of its respective assets,
(h) Seller has not filed or consented to the filing of any United States Federal or state consolidated income Tax Return with any other person,
(i) Seller does not have any liability or potential liability with respect to any consolidated Tax Return filed or to be filed by any person,
(j) Seller has not consented to the application to it of Section 341(f)(2) of the Code,
(k) there are no Liens with respect to Taxes upon any of the assets of Seller, other than Liens with respect to Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established in accordance with generally accepted accounting principles, and
(l) Seller has not been nor is it in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. Seller has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

3.17 Insurance. Schedule 3.17 hereto is a complete and correct list of all material insurance policies of Seller or by which Seller or any of its properties or assets is covered, all of which are presently in full force and effect. The Shareholders have furnished to Buyer complete and correct copies of such policies as in effect on the date hereof.

3.18  Litigation and Claims.  Except as set forth in Schedule 3.18:

(a) there are no actions, suits or proceedings pending or threatened against Seller which could reasonably be expected, if adversely determined, to have a Material Adverse Affect on Seller taken as a whole, or to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement,
(b) Seller has not been charged with violating or threatened with a charge of violating, nor is it under investigation with respect to a possible violation of, any provision of any United States Federal, state, local or foreign law or administrative ruling or regulation, and

(c) Seller has not received any currently effective notice of any default, nor is in default, under any order, writ, injunction, decree or permit of any court or of any commission or other administrative or regulatory agency.

To the knowledge of any of the Shareholders, except as set forth in Schedule 3.18, there is no investigation of the business or properties of Seller being conducted by any governmental authority or agency which, individually or in the aggregate, could reasonably be expected to result in any action which might have a Material Adverse Effect on Seller.

3.19 Compliance with Laws. To the best knowledge of Seller and each of the Shareholders, and except as set forth in Schedule 3.19, Seller has complied with all laws, regulations, orders, judgments or decrees of any United States Federal, state or local court or any governmental authority, noncompliance with which, in the aggregate, might have a Material Adverse Effect on Seller.

3.20 Environmental and Occupational Safety Matters. To the best of knowledge of Seller and each of the Shareholders, except as set forth in Schedule 3.20

(a) Seller has been and is in compliance with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply. Without limiting the generality of the preceding sentence, Seller has obtained, and has been and is in compliance with all of the terms and conditions of, all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws applicable to it. No such permits, licenses or other authorizations have expired, have been administratively extended or will lapse or become void as a result of the transactions contemplated by this Agreement.
(b) Seller does not have any liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) for response or remediation costs, fines or penalties at any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental, Health or Safety Law.

3.21 Brokers' Fees. No Shareholder nor Seller has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby for which Buyer or Seller will be responsible.

3.22  Contingencies.  Except for:

(a) liabilities which are disclosed and fully provided for in the most recent balance sheet referred to in Section 3.05,

(b) liabilities incurred in the usual and ordinary course of business of Seller subsequent to the date of such balance sheet and on or prior to the Closing Date, and
(c)  liabilities disclosed in Schedule 3.22 to this Agreement,

Seller has no material liabilities or obligations (absolute or contingent, known or unknown, asserted or unasserted), including without limitation contingent liability for the performance of any obligation by any other person.

3.23 Employee Severance Claims. There will be no liability of Seller in respect of severance or separation pay to persons employed by Seller on the Closing Date as a result of the consummation of this Agreement and the transactions contemplated hereby.

3.24 Bank Accounts. Schedule 3.24 sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.25 Accounts Receivable. All accounts receivable of Seller represent bona fide claims against debtors for sales, leases, services performed or other charges arising on or before the Closing Date. Said accounts receivable are subject to no material defenses, counterclaims or rights of setoff, other than cash discounts, returns and allowances and credits for freight granted in the ordinary course of business and are otherwise fully collectible in the ordinary course of business.

3.26 Condition of Tangible Assets. Except for ordinary wear and tear, the tangible assets of Seller are in all material respects (i) structurally sound with no material defects, (ii) in good operating condition and repair, (iii) adequate for the uses to which they are presently being put, and (iv) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.27 Inventory. The inventory of Seller is (except to the extent of any reserves reflected on the most recent balance sheet set forth in Section 3.05 hereof) in all material respects of a quality and quantity usable and salable in the ordinary course of business and all such inventory is reflected on such balance sheet, with adequate provisions or adjustments having been made for excess inventory, slow-moving inventory and inventory obsolescence and shrinkage, in accordance with generally accepted accounting principles consistently applied.

3.28 Hazardous Wastes. To the best of knowledge of Seller and each of the Shareholders, and except as disclosed in Schedule 3.28:

(a) All Real Property and equipment used by Seller are and have been free of asbestos, PCB's, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances, and
(b) no Extremely Hazardous Substances, have been disposed of, discharged, spilled, placed or applied on or below the surface of any other property by or on behalf of Seller.

3.29 Warranty Expense. The aggregate expense incurred by Seller to satisfy uninsured warranty claims has not exceeded in the aggregate $50,000 in any of the past three fiscal years, and since January 1, 1994 Seller has not incurred any material increase in such warranty expense or made any material change in its warranty practices or policies.

3.30 Powers-of-Attorney. Except as set forth on Schedule 3.30, no person has been authorized to exercise a power-of-attorney, or to act as attorney-in-fact, with respect to Seller.

3.31 Books and Records. The minute books and other similar records of Seller contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of Seller's stockholders, boards of directors, and committees thereof. Such books and records have been maintained, in all material respects, in accordance with good business and bookkeeping practices.

3.32 Peter Kozel. Peter Kozel is not and has not since July, 1996, been employed by or involved with the operations of the business of Seller, except in his capacity as a Shareholder and Director.

3.33 No Undisclosed Information. Except as disclosed herein, no Shareholder has any actual knowledge of any matter involving Seller which might have a Material Adverse Effect on Seller. To the best knowledge of the Shareholders, neither this Agreement nor any document, certificate or statement furnished or to be furnished to Buyer by or on behalf of the Shareholders in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                  ARTICLE IV
                    Representations and Warranties of Buyer

Buyer represents and warrants to Seller and the Shareholders that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV).

4.01 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

4.02 Due Authorization. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate proceedings on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

4.03 Absence of Conflicts. Neither the execution and delivery by either Buyer of this Agreement and the other Transaction Documents to which it is a party, the compliance by Buyer with the terms and conditions hereof or thereof, nor the consummation by Buyer of the transactions contemplated hereby or thereby will

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer,
(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Buyer,
(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Buyer is a party or by which it is bound or to which any of its property is subject,
(d)  result in the creation of any Lien upon any of the assets of Buyer, or
(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such indenture, mortgage, Lien, lease, agreement or instrument,

which, with respect to the matters specified in clauses (b) through (e) of this Section 4.03 could reasonably be expected to delay, prevent or hinder in any material respect the transactions contemplated hereby.

4.04 Litigation and Claims Against Buyer. There are no actions, suits or proceedings pending or threatened against Buyer which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.05. Brokers' Fees. Buyer has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transactions contemplated hereby for which Seller or the Shareholders will be responsible.

4.06. SEC Filings; Financial Statements. Matthews has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1997 and has heretofore made available to Seller, in the form filed with the SEC, all such forms, reports and documents (collectively the "SEC Reports"). The SEC Reports and any forms, reports and other documents filed by Matthews with the SEC after the date of this Agreement and prior to Closing (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time there were filed and, except as amended prior the date hereof, at any time since filing or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly represents the consolidated financial position, results of operations and cash flows of Matthews) as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount) and (iii) complies as to form, as of its respective date of filing with the SEC, with all applicable accounting requirements and SEC rules and regulations. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Buyer or Matthews.
(c) Except as set forth in the SEC Reports, Buyer and Matthews do not have any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) other than liabilities and obligations incurred in the ordinary course of business and which could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Seller.


                                  ARTICLE V
                       Covenants of the Shareholders

Each of the Shareholders covenants and agrees as follows:

5.01  Certain Changes and Conduct of Business.

(a) Negative Covenants. From and after the date of this Agreement and until the Closing, without the prior written consent of Buyer, the Shareholders will not permit Seller to:

(i)  make any material change in the conduct of its business or operations;
(ii) issue any additional shares of capital stock or equity securities or pay any dividends or make any distributions with respect to its capital stock; provided, however, that immediately prior to Closing Seller shall be permitted to dividend to the Shareholders any actual cash balances of Seller which exceed $400,000;
(iii) incur any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(iv) make any sale, assignment, transfer or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(v) subject any of its assets or any part thereof to any Lien or suffer such to be imposed;
(vi) enter into any new, or amend any existing, contracts, commitments or agreements which meet the criteria set forth in any of subparagraphs (i) through (v) of Section 3.08 of this Agreement, except contracts for the purchase or sale of inventory, equipment, supplies or raw materials entered into in the usual and ordinary course of business;

(vii) enter into any new, or amend in any material respect any existing, employee benefit plan, policy, agreement, arrangement or understanding, except as required by law, or grant any material increases in rates of pay to hourly or salaried employees except as required by law or by any existing collective bargaining or employment agreement;
(viii) enter into any transaction otherwise than in the usual and ordinary course of business;
(ix) take or omit to take any action which would cause the Shareholders to be unable to furnish the certificate called for by Section 7.03(a) hereof; or
(x)  commit itself to do any of the foregoing.

Notwithstanding the foregoing covenants, Seller and the Shareholders shall be permitted to consummate the following transactions prior to Closing:
1) renegotiate Seller's existing lease as designated in Schedule 3.07(a), with the written approval of Buyer; 2) terminate, distribute to the Shareholders, or retain in Seller the existing split-dollar agreement between Seller and the Kozel 1993 Irrevocable Trust without compensation to the Seller or Buyer; and
3) renegotiate the existing Stock Restriction and Transfer Agreement among the Shareholders; provided that such agreement as revised shall not permit the purchase by a Shareholder of another Shareholder's stock of Seller except upon death , disability, or involuntary transfer so long as Seller owns Membership Interests of the Company ..

(b) Affirmative Covenants. From and after the date of this Agreement and until the Closing, the Shareholders will cause Seller to:

(i) continue to maintain its properties in accordance with present practice in a condition suitable for their current use;
(ii) maintain all existing material insurance policies in full force and effect;
(iii) file when due all required United States Federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and an adequate bond is posted or other appropriate action is taken to assure that none of its assets shall be subjected to any Lien therefor, foreclosed against or taken in payment thereof;
(iv)  continue to conduct its businesses in the ordinary course;
(v) keep its books of account, records and files in the ordinary course in accordance with their existing practices; and
(vi) continue to maintain existing business relationships with suppliers, customers and vendors of leased equipment.

5.02 Access to Information. From and after the date of this Agreement and until the Closing Date the Shareholders will, and will cause Seller to, afford to Buyer and Buyer's authorized representatives reasonable access to the officers, employees, properties, books and records of Seller and will, and will cause Seller to, furnish or make available to Buyer such additional financial and operating data and other information pertaining to Seller as Buyer may reasonably request. Any furnishing of such information to Buyer or investigation by Buyer shall not affect the right of Buyer to rely upon the representations and warranties of the Shareholders in this Agreement.

5.03  Governmental Approvals.  The Shareholders shall

(a) in a timely, accurate and complete manner make, or cause Seller to make, such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by the Shareholders or Seller of the transactions contemplated by this Agreement, and
(b) provide to Buyer such information as Buyer may require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement.

Prior to the Closing Seller shall bear all costs, attorneys' fees, filing fees and expenses, of any kind, incurred by Seller or Shareholders in connection with this Section. After the Closing the Company and or Buyer shall bear all costs, attorneys' fees, filing fees and expenses of any kind incurred by Seller or Shareholders in connection with this section.

5.04 Consents and Approvals. The Shareholders shall take, and shall cause Seller to take, all necessary action and use all reasonable efforts to obtain all consents, approvals, permits and licenses required of any of them to carry out the transactions contemplated in this Agreement.

5.05 All Reasonable Efforts. The Shareholders shall, and shall cause Seller to, use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to the Shareholders and Seller to be met as promptly as practicable.

5.06  Exclusivity.  Until the Closing Date, the Shareholders shall not
(i) entertain any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any of the assets of Seller (including any acquisition structured as a merger, consolidation or share exchange) or to any other transaction which could result in control of Seller by any Person other than Buyer, or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Shareholders shall notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any such acquisition or transaction.

5.07 Disclosure Schedule. The Shareholders shall promptly supplement the Disclosure Schedule if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of executing this Agreement. The Disclosure Schedule, as supplemented prior to the Closing, will contain a true, correct and complete list and description of all items required to be set forth therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies such exception with particularity.

                                  ARTICLE VI
                              Covenants of Buyer

Buyer covenants and agrees as follows:

6.01 Information Kept Confidential. Unless and until the transactions contemplated hereby have been consummated, Buyer and its officers, employees, agents and representatives will hold in strict confidence, and not use in any way except in connection with the transactions contemplated by this Agreement, all data and information obtained in connection with the transactions contemplated by this Agreement from the Shareholders or Seller or from any officer, employee, agent or representative of any of them whether pertaining to the financial condition, results of operations, methods of operations or products of Seller or otherwise, except any of the same which

(a)  was in the public domain prior to being furnished to Buyer,
(b) was known to Buyer prior to its disclosure to Buyer by the Shareholders or Seller,
(c) is required to be disclosed by Buyer or by its officers, agents or representatives in connection with any court action or any proceeding before a governmental regulatory or administrative body or in connection with securing any consent or approval required hereunder or any financing contemplated hereby,
(d) is disclosed to Buyer by a third party, who did not unlawfully acquire or receive such information on a confidential basis from the Shareholders or Seller subsequent to its disclosure to Buyer by the Shareholders or Seller , or
(e) after being furnished to Buyer, entered the public domain through no act or failure to act on the part of Buyer.

In the event that this Agreement shall be terminated (whether or not as permitted by Section 13.01), Buyer and its authorized representatives shall promptly destroy or return to Seller all information furnished by the Shareholders or Seller and any copies or extracts thereof; provided, however, that Buyer may retain such information until final resolution of any claim made by or against Buyer pursuant to Section 13.01(b).

6.02  Governmental Approvals.  Buyer shall

(a) in a timely, accurate and complete manner make such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by Buyer of the transactions contemplated by this Agreement, and
(b) provide to the Shareholders such information concerning Buyer as The Shareholders may require to make such filings and prepare such applications as may be required for the consummation by the Shareholders of the transactions contemplated by this Agreement.

6.03 Consents and Approvals. Buyer shall use all reasonable efforts to obtain all consents, approvals, permits and licenses required of it to carry out the transactions contemplated in this Agreement.

6.04 All Reasonable Efforts. Buyer shall use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to Buyer to be met as promptly as practicable.


                                 ARTICLE VII
                            Conditions of Closing

7.01 Preamble. The respective obligations set forth herein of the Shareholders, Seller and Buyer to consummate the agreements and the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing, in the case of the obligations of Buyer, of the conditions set forth in Sections 7.02 and 7.03, and, in the case of the obligations of the Shareholders and Seller, of the conditions set forth in Sections 7.02 and
7.04. Any of the following conditions may be waived in whole or in part by the party or parties whose obligations are subject to such conditions.

7.02  Conditions to Obligations All Parties.

(a) No Orders. There shall be in force no order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.
(b) No Litigation. No governmental department, agency, commission or other governmental entity shall have notified any party hereto of its intention to institute any suit, proceeding or investigation, and no such suit, proceeding or investigation and no suit instituted by any person shall be pending (except for suits, proceedings or investigations which, in the opinions of counsel for Buyer and the Shareholders, have no substantial likelihood of success) against any party hereto to restrain, enjoin, prohibit, invalidate or otherwise prevent to a material degree the transactions contemplated by this Agreement or the other agreements or documents described herein, or to obtain substantial damages from any party hereto in connection with this Agreement or the other agreements and documents described herein or the consummation of the transactions contemplated hereby or thereby.
(c) Consents and Approvals. Any and all consents, orders, permits, licenses, qualifications, authorizations or approvals from governmental authorities required for the consummation of the transactions contemplated by this Agreement shall have been obtained.
(d) Creation of the Company. The Company shall have been formed, the operating agreement with respect thereto shall have been signed and Seller and Buyer shall have contributed their respective assets (and any obligations or liabilities related to contracts or agreements which are part of such assets, but not contingent liabilities), including any real property owned in fee, to the Company in exchange for 50% of the Membership Interests of the Company for Buyer and 50% of the Membership Interests for Seller.

7.03  Conditions to Obligations of Buyer.

(a) Representations and Warranties of Seller and The Shareholders; Performance of Covenants. Except as otherwise consented to in writing by Buyer, the representations and warranties in Article II and Article III hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Buyer, Seller and each of the Shareholders shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing Buyer shall have received a certificate of Seller and the Shareholders to the foregoing effects, which certificates shall list or attach copies of any such written consents by Buyer.
(b)  Opinion of Counsel for the Shareholders.  Buyer shall have received from
L. Randolph Harris, Esquire, Harris and Harris, P.C., or other counsel satisfactory to Buyer a favorable written opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit A. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to Buyer, of other counsel satisfactory to Buyer.
(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by Seller and the Shareholders shall have been obtained, including the consent to the assignment of the Lease.
(d) Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale in the form attached hereto as Exhibit B transferring title to the Assets identified therein to Buyer.
(e) Assignment and Assumption Agreement. Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement in the form attached hereto as Exhibit C pursuant to which Seller assigns to Buyer its rights under the contracts, licenses and permits identified therein.
(f) Transaction Documents. The Parties thereto shall have entered into the Employment Agreements substantially in the form of Exhibit D hereto, the Lease substantially in the form of Exhibit E hereto and the Operating Agreement substantially in the form of Exhibit F hereto..
(g) Proceedings and Incumbency. On the Closing Date there shall have been delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date and signed on behalf of Seller by the Secretary or an Assistant Secretary of Seller, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date,
(b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and (c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.
(h) Results of "Due Diligence" Inquiry. Any investigation of Seller and the Shareholders undertaken by Buyer shall not have resulted in the discovery of any information or matter which Buyer in its reasonable discretion has determined to be material and adverse.
(i) Material Adverse Change. Seller shall not have suffered any change in its condition (financial or otherwise) or in its assets, liabilities (absolute or contingent) or business, except changes in the lawful and ordinary course of business, and none of such changes as may have occurred, individually or in the aggregate, shall have materially and adversely affected its business, property, assets, condition or prospects.

(j) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for Buyer
(k) Change of Name. Seller shall have taken the steps necessary to change its name to not contain the words "O.N.E. Color Communications" and to permit the Company to use such words in its name.
(l) Board of Directors Approval. Buyer shall have obtained the approval of its Board of Directors to the consummation of this Agreement.

7.04  Conditions to Obligations of Seller and the Shareholders.

(a)  Representations and Warranties of Buyer; Performance of Covenants.
Except as otherwise consented to in writing by Seller, the representations and warranties in Article IV hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Sellers, Buyer shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing Seller and the Shareholders shall have received a certificate of Buyer to the foregoing effects, which certificate shall list or attach copies of any such written consents of the Shareholders.
(b) Opinion of Counsel for Buyer. Seller and the Shareholders shall have received from Joseph C. Bartolacci, Esquire, General Counsel of Buyer, or other counsel reasonably satisfactory to Seller and the Shareholders, a favorable opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit G. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to Seller and the Shareholders, of other counsel satisfactory to Seller and the Shareholders.
(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by Buyer shall have been obtained.
(d) Transaction Documents. The parties thereto shall have entered into the Employment Agreements substantially in the form of Exhibit D hereto, the Lease substantially in the form of Exhibit E hereto, the Operating Agreement substantially in the form of Exhibit F hereto and the Guaranty substantially in the form of Exhibit H hereto.
(e) Proceedings and Incumbency. On the Closing Date there shall have been delivered to Seller and the Shareholders a certificate in form and substance satisfactory to Seller and the Shareholders, dated the Closing Date and signed on behalf of Buyer by the Secretary or an Assistant Secretary of such entity, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date, (b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and (c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.
(f) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for Seller and the Shareholders.

7.05 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VIII
                                  Indemnity
8.01 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and shall continue in full force and effect thereafter until any claim with respect thereto is barred by the applicable statute of limitations.

8.02 Indemnification Provisions for Benefit of Buyer. If there is any Event of Breach (as defined in Section 8.04), and provided that Buyer deliver to Seller pursuant to Section 8.05 hereof, a claim for indemnification with respect to such alleged Event of Breach, then Seller shall indemnify Buyer for any Event of Breach of any of the Shareholders and/or Seller contained herein by any of the Shareholders and/or Seller from and against all Adverse Consequences that Buyer has suffered or may suffer caused by, resulting from, arising out of or relating to such Event of Breach through and after the date of such claim. Notwithstanding anything herein to the contrary, Buyer, Seller and the Shareholders agree that Buyer shall not seek indemnification from the Seller to the extent that the total of all claims for indemnification do not exceed $75,000 throughout the time provided by the applicable statute of limitations. To the extent that Buyer's claims for indemnification prior to the Closing Date through the time provided by the applicable statute of limitations do not exceed $500,000, Buyer shall have the right to require Seller to indemnify Buyer for all such claims , including the first $75,000 of claims for indemnification. To the extent that Buyer's claims for indemnification prior to the closing date exceed $500,000, any party may choose to terminate this Agreement without liability to any other party. To the extent that Buyer's claims for indemnification, both before and after the Closing Date , exceed $500,000 Buyer agrees to limit Seller's indemnification to the total of the purchase price and the Call Purchase Price as those terms are defined herein. While this indemnification provision is limited to Seller, the Shareholders agree that Buyer may offset claims for indemnification hereunder against payments due from Buyer to the Seller as part of the Purchase Price for the assets or to the Shareholders as part of the Call Purchase Price.

8.03. Indemnification Provisions for Benefit of the Shareholders. If there is any Event of Breach (as defined in Section 8.04), and provided that Seller or the Shareholders deliver to Buyer pursuant to Section 8.05 hereof a claim for indemnification with respect to such alleged Event of Breach, then Buyer shall indemnify Seller and/or each of the Shareholders from and against all Adverse Consequences that Seller or such Shareholder has suffered or may suffer caused by, resulting from, arising out of or relating to such Event of Breach through and after the date of such claim.

8.04. Event of Breach. As used herein, an "Event of Breach" shall mean any one or more of the following: (i) any untruth, inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the party making such representation, warranty, covenant or agreement; (ii) any failure of a party to perform or observe any term, provision, covenant, obligation, agreement or condition on the part of that party to be performed or observed under this Agreement; and
(iii) any misrepresentation of a party in, or omission from, any statement, certificate, Schedule, Exhibit or other document prepared or furnished by that party pursuant to this Agreement.

8.05. Notice of Claim for Indemnification. No claim for indemnification hereunder shall be valid unless notice of such claim is delivered to Buyer (in the case of a claim by the Shareholders) or to the Shareholders (in the case of a claim by Buyer). Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of Adverse Consequences resulting therefrom.

8.06.  Matters Involving Third Parties.
(a) If any party receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Article VIII, then (i) if such notice or knowledge is received or acquired by Buyer, Buyer shall promptly notify a Shareholder thereof, and (ii) if such notice or knowledge is received or acquired by Seller or by a Shareholder, it shall promptly notify Buyer thereof; provided, however, that no delay in giving such notice shall diminish any obligation under this Article VIII to provide indemnification unless (and then solely to the extent that) the party from whom such indemnification is sought is prejudiced.
(b) Any party from whom such indemnification is sought (the "Indemnifying Party") shall have the right to defend the party seeking such indemnification (the "Indemnified Party") against such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim seeks only money damages and not an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.06(b) hereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.
(d) If any of the conditions specified in Section 8.06(b) hereof is or becomes unsatisfied, however, (i) the Indemnified Party, upon prior written notice to the Indemnifying Party, may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' and accountants' fees and disbursements and amounts paid in settlement), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the fullest extent provided in this Article VIII.

8.07. Treatment of Indemnification Payments. All indemnification payments made by the Shareholders or Buyer under this Article VIII shall be deemed adjustments to the Purchase Price.

8.08. Other Indemnification Provisions. The indemnification provisions in this Article VIII are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.


                                  ARTICLE IX
                                CALL PROVISIONS

9.01 Certain Definitions. The following definitions shall apply to the Call Right and the Required Call described in this Article IX:

(a) "Applicable Percentage" shall mean, at any time, the ratio that Seller's Membership Interests bears to the total Membership Interests bears to the total Membership Interests then outstanding.
(b) "Call" shall mean the exercise of the Call Right or the occurrence of the Required Call, as the case may be.
(c) "EBIT" shall mean the Company's net earnings prior to goodwill amortization, interest and taxes, as determined in accordance with generally accepted accounting principles and consistent with past practice by the accountants of the Company, for a period of time (and which may include earnings attributable to Seller prior to the Closing Date).
(d) "Multipliers" shall mean the numbers set forth below which correspond to the average percentage growth in EBIT, from fiscal year to year and as compared to the prior fiscal year, for the full fiscal years commencing with the fiscal year of the Company ended in 1998 and ending with the last full fiscal year of the Company ended prior to the Scheduled Call Closing Date:

Average % Growth in EBIT                          Multiplier
------------------------                          ----------
Less than or equal to 0%                               6
More than 0% but less than or equal to 9%             7.5
More than 9% but less than or equal to 14%             8
More than 14%                                         8.5

Example:  EBIT is 100 in 1997, 110 in 1998, 115 in 1999 and 125 in 2000.  The
Call Right is exercised in 2001. There is 10% growth from 1997 to 1998, 4.5% growth from 1998 to 1999 and 8.7% growth from 1999 to 2000, for an average of 7.7% growth, so the Multiplier would be 7.5.

(e) "Call Purchase Price" shall mean, at any time, the Applicable Percentage of the Total Equity Value, but in any event not less than $4,500,000.

9.02  Call Rights.
(a) Commencing 30 days after the third anniversary of the Closing , for a period of 60 days from such date (the "Exercise Period"), Buyer shall have a call right (the "Call Right") enabling Buyer to require Seller (or its successor or representative, as the case may be) to sell all, but not less than all, of Seller's Membership Interests at a purchase price equal to the Call Purchase Price. The Call Right shall be exercisable by Buyer during the Exercise Period by written notice to Seller.
(b) If Buyer does not exercise its Call Right, on the fifth anniversary of the Closing and no later than 90 days thereafter Buyer shall be required to make a call to purchase (the "Required Call") Seller's Membership Interests, and Seller shall be required to sell to Buyer all, but not less than all, of Seller's Membership Interests at a purchase price equal to the Call Purchase Price. The Required Call shall be exercised by Buyer by written notice to Seller on or before 90 days after the fifth anniversary of the Closing .
(c) Notwithstanding the foregoing, Seller shall have a right (the "Deferral Right") enabling Seller (or its successor or representative, as the case may
be) to require Buyer to defer the purchase of the Membership Interests of Seller for two years if the Call Right is exercised on the third anniversary of the Closing and for one year if the Required Call occurs, as the case may be. The Deferral Right shall be exercisable by Seller (or its successor or representative, as the case may be) by written notice to Buyer within 10 days after the notice of the exercise of the Call Right or the Required Call is made by Buyer.
(d) "Total Equity Value" shall be determined by the following formula with respect to the Company:

TEV = [(EBIT1 + EBIT2) / 2 x Multiplier] + cash balances - indebtedness other than trade debt where TEV = Total Equity Value

EBIT1 = EBIT for the full fiscal year of the Company immediately preceding the date of calculation of Total Equity Value

EBIT2 = EBIT for the second full fiscal year of the Company preceding the date of calculation of Total Equity Value

On the call date, Seller can be reimbursed for additional capital contributions during the period of joint operations in addition to the Total Equity Value. This situation may arise if Seller is reluctant to make additional investments because of the potential of inadequate return prior to the Call Date. The reimbursement for any such additional contributions will be based only on mutual agreement between Buyer and Seller at the time the additional capital is contributed.
(e) Tax-Deferred Reorganization. The parties intend to cause the Call to be accomplished, to the extent possible at the time of the Call based upon the parties' respective tax situations and the tax laws at such time, as a tax-deferred reorganization whereby Seller would be merged with and into Buyer, in exchange for the Common Stock of Matthews being paid to the Shareholders in a reorganization described in Section 368(a)(i)(A) and
Section 368(a)(2)(D) of the Code. The parties agree to use their respective best faith efforts to accomplish such tax deferred reorganization. If such tax-deferred reorganization by way of merger occurs, Buyer agrees to cause the transaction to be reported by it or its Affiliates as a tax-deferred reorganization. Notwithstanding the foregoing, (i) none of Matthews, Buyer, Seller or the Shareholders shall have any obligation to conduct their respective affairs to ensure that such a tax-deferred reorganization can occur, (ii) no guarantee of such a tax-deferred reorganization is made hereby, so that no liability shall accrue among the parties if such a tax-deferred reorganization cannot be accomplished and (iii) even if a tax-deferred reorganization can be accomplished, Seller and the Shareholders agree to negotiate in good faith with Buyer if Buyer proposes, at Buyer's sole option, that the Call be accomplished as a taxable transaction, with a payment by Buyer or its Affiliates to Seller or Shareholders as compensation for structuring the transaction as such (such payment to be for the time value of money based upon the accelerated payment of taxes by the Shareholders as compared to a tax-deferred reorganization).

9.03 Closing of Call . Any purchase by Buyer of any Membership Interest as a result of a Call, whether by tax-deferred reorganization in a merger, or otherwise, shall take place no later than 45 days following the date of notice of the Call (if no Deferral Right is also exercised) or on March 31 of the applicable year as described in Section 9.02(c) above (if a Deferral Right is exercised) (the "Scheduled Call Closing Date"), except that no closing shall occur in the event that the governmental consents required for the parties to carry out the Call have not been obtained. The closing on a Scheduled Call Closing Date shall take place at the principal office of the Company, with a cash payment by Buyer to Seller on the applicable date (if no tax-deferred reorganization is to be completed) or a payment of shares of Matthews Common Stock as set forth in the next sentence (if a tax-deferred reorganization is to be completed). If a tax-deferred reorganization by way of a merger of Seller into Buyer in exchange for shares of Matthews Common Stock is to be completed, the Shareholders shall be entitled to the number of shares of Matthews Common Stock in the aggregate equal to the Call Purchase Price divided by the Fair Market Value of one share of the Common Stock of Matthews, with any fractional shares to be paid in cash. As used in the previous sentence, "Fair Market Value" shall be defined as the average of the respective means between the following prices for Matthews Common Stock, as applicable for the 10 trading days immediately preceding the Scheduled Call Closing Date: (1) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of Common Stock as quoted in the New York Stock Exchange Composite Transactions listing for each such date, (2) if the Common Stock is not listed on the New York Stock Exchange, the highest and lowest sales prices per share of Common Stock for each such date on (or on any composite index including) the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Common Stock is listed, or (3) if the Common Stock is not listed on any such securities exchange, the highest and lowest sales prices per share of Common Stock for each such date on the National Association of Securities Dealers Automated Quotation System. On the Scheduled Call Closing Date, each of the Shareholders and Seller shall execute and deliver the Release in the form of Exhibit I hereto.

9.04 Operation of Business. The Shareholders and Buyer shall cause the Company to be operated in the ordinary course of business prior to any calculation of Total Equity Value and not in a manner which is outside the ordinary course of business and designed to affect such calculation. The Seller and Buyer agree that fifty percent (50%) of the earnings of the Company shall be distributed to the Members each year in accordance with each Member's applicable percentage of ownership of the Company. Distribution of greater amounts will be only with the unanimous agreement of Buyer and Seller.

                                  ARTICLE X
                            CORPORATE GOVERNANCE

10.01 Membership Interest. The initial Membership Interests of the Company shall be 50% for Seller and 50% for Buyer.

10.02  Board of Managers.
(a) At the Closing, Seller and Buyer shall elect a Board of Managers of the Company, to consist of one of Stephen Kozel, Kim Fogarty or Thomas Kozel of Seller, and Geoffrey Barefoot of Matthews. If the member of the Board chosen from among the owners of Seller ceases or becomes unable to serve as a member of the Board, Buyer and Seller agree that Seller shall have the unilateral right to appoint a successor member of the Board from among the above named owners of Seller.
(b) If, and only if, EBIT is less than $1,000,000 for any fiscal year ending on December 31 (or the fiscal year end of the Company is changed to September 30, then on September 30), Buyer shall have the right to immediately appoint an additional manager to provide it with a majority of the managers on the Board, and Seller shall vote its Membership Interests to elect such manager. Such right of Buyer to elect a majority of the managers on the Board shall thereafter continue.
(c) The right of Buyer to elect a majority of managers shall be subject to renegotiation between Buyer and Seller if the likelihood of a significant reduction of EBIT is envisioned if certain actions are taken and Buyer and Seller agree to take such action and further agree that the rights of Buyer to elect a majority of managers shall be modified. Likewise, it is forseeable that the Board of managers may decide to take action which could significantly reduce EBIT prior to the third anniversary of the Closing which would result in a reduction in the amount to be paid to Seller by Buyer pursuant to Section 1.02(ii) herein. In that case, the Buyer and Seller may renegotiate the amounts to be paid under Section 1.02(ii) provided, however, that any modification to this agreement shall be in writing and signed by both parties.

                                  ARTICLE XI
                  MEMBERSHIP INTEREST TRANSFER RESTRICTIONS
11.01 Restriction on Transfer of Membership Interests. During the term of this Agreement, no member shall sell, give, pledge, assign or otherwise dispose of any or all of his Membership Interests to any other person or entity except in accordance with the terms hereof.

11.02  Voluntary Sales.
(a) if a Member has received a bona fide written offer stated in terms of cash or cash equivalents from a prospective purchaser of any or all of his Membership Interests (herein referred to as the "Offered Membership Interests"), before accepting such offer, such Member (herein referred to as the "Offering Member") shall offer such Membership Interests in writing to the Company at the price and on the other terms and conditions contained in such offer; provided, however, that the Company shall not be required to meet any non-monetary terms of the offer, including without limitation delivery of other securities in exchange for the Offered Membership Interests. The notice given by the Offering Member shall contain a complete copy of the offer received by him from the bona fide offeror. If the Offering Member is the Buyer, Buyer shall also give notice to the Seller offering to purchase all of Seller's Membership Interest for an amount which is the greater of the Call Purchase Price or the amount of the bona fide written offer whichever is greater. If the Seller accepts such offer, the purchase shall occur as set forth for a Call sale in Article IX.

(b) The Company shall have the right, within thirty (30) days after receipt of such notice, to notify the Offering Member of its election to purchase, specifying the number of interests it desires to purchase. In such notice, the Company shall also fix a closing date not more than thirty (30) days after the date of its notice of election to purchase.
(c) Should the Company desire to purchase less than all of the Membership Interests offered, the Company shall promptly communicate the offer for the remaining interests to the other Members who shall have thirty (30) days from the date of such notice within which to notify the Offering Member and the Company of their respective elections to purchase, specifying the number of interests that they desire to purchase. The other Members shall have the option of purchasing the Membership Interest at the same price and terms as the Company. The closing date of any purchase hereunder by such other Members shall be not more than thirty (30) days after the date of their notice of election to purchase. Any Membership Interests purchased by the other Members shall be purchased in proportion to their holdings. That is, the number of Offered Membership Interests that each other Member shall be entitled to purchase hereunder shall be determined by multiplying the total Offered Membership Interests by a fraction, the numerator of which shall be the number of Membership Interests then owned by the purchasing Member (or which the purchasing Member shall have the right to acquire by reason of a then pending offer to purchase) and the denominator of which shall be the number of Membership Interests then owned by all purchasing Members then participating in such offer.,
(d) Unless the Company and the other Members agree to purchase all of the Offered Membership Interest pursuant to the terms hereof, their right to purchase said interests shall terminate and the Offering Member shall be free for a period of ninety (90) days to sell all of the Offered Membership Interests to the third person at the same price and on the same terms set forth in the Offering Member's notice of intended sale. Any person who acquires such Membership Interests shall automatically be bound by the terms of this Agreement (including the call provisions set forth in Article IX herein) and shall be required to join in and execute and deliver a copy of this Agreement as an additional Member party if the Membership Interests are not sold by the Offering Member within the ninety (90) day period, all rights to transfer the Membership Interests free of the foregoing restrictions shall terminate.

11.03  Transfers by Operations of Law.

(a) In the event that a Member (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to its Membership Interests and such involuntary petition or assignment or attachment is not discharged within thirty (30) days after its date, or (iii) is subjected to a transfer of its Membership Interests by operation of law (except upon the death of an individual Member), the Company shall have the right to elect to purchase all of the Membership Interests which are then owned by said Member. Failure of the Company to elect to purchase said interests under this paragraph shall not affect its right to purchase the same interests under Section 11.02 in the event of a proposed sale, assignment, transfer, pledge or other disposition by or to any receiver, petitioner, assignee, transferee or other person obtaining an interest in said interest.
(b) The purchase price with respect to purchases made under this paragraph shall be the Book Value of the Membership Interests as of the fiscal year end of the Company coincident with or next preceding said transfer.

For purposes this Agreement, "Book Value" shall mean book value (net Member's equity), as of the fiscal year end of the Company coincident with or next preceding the date of the event causing a purchase and sale of interests hereunder, which shall be determined in accordance with generally accepted accounting principles by the Company's accountant using the actual basis of accounting and by subtracting the total amount to its liabilities from the total net book value to its assets and dividing the difference thereby obtained by the number of interests of the Company issued and outstanding as of the date of valuation.
(c) The terms of any purchase as set forth under this Section 11.03 shall be the Agreement Terms as set forth in Section 11.05 hereof.

11.04  Sale of Membership Interest Upon Death.

(a) Following the death of a Member, the Company and the remaining Members shall have the option to purchase the Membership Interests held by the deceased Member on the date of his death, and the estate of the deceased Member shall be obligated to sell said interests all on terms herein provided if the Company or the remaining Members exercise their respective options hereunder.
(b) The Company shall have the right, within thirty days after receipt of notice of the death of a Member, to notify the estate of such Member of its election to purchase, specifying any number of interests it desires to purchase. In such notice, the Company shall also fix a Closing Date not more than thirty days (30) after the date of its notice of election to purchase.
(c) Should the Company desire to purchase less than all of the Membership Interests of the deceased Member, the Company shall promptly communicate the same to the other Members who shall have thirty (30) days from the date of such notice within which to notify the estate of the deceased Member and the Company of their respective elections to purchase, specifying the number of interests that they desire to purchase. The other Members shall have the option of purchasing interests at the same price and terms as the Company. The closing date of any purchase hereunder by such other Members shall not be more than thirty (30) days after the date of their notice of election to purchase. Any Membership Interests purchased by the other Members shall be purchased in proportion to their holdings, calculated in the manner set forth in Section 11.02(c) hereof.
(d) The price to be paid for the purchased Membership Interest under this Paragraph shall be Total Equity Value, and the terms of purchase shall be the Agreement Terms as described in Section 11.05 hereof. The representative of the estate of a deceased Member shall cooperate with the Company and the remaining Members to effectuate the purposes of this Agreement.

11.05  Payment of Purchase Price.
(a) The purchase price for any interests purchased pursuant to this Agreement shall be paid in cash on the closing date.
(b) Upon payment for the Membership Interest purchased hereunder the selling Member or his estate shall deliver the certificates therefor to the purchaser or purchasers, with appropriately executed assignments and endorsements, with all required federal and state tax stamps attached.
(c) The terms of purchase for the Membership Interest determined in accordance with the foregoing shall be the "Agreement Terms" as that term is used herein.

11.06 Endorsement of Membership Interest Certificates. All certificates for Membership Interest subject to this Agreement shall bear the following legend:

"The transfer of these interests is restricted by the terms of an attached
Purchase and Membership Interest Agreement dated                  , 1998 which
grants certain option rights in the Membership Interests to the Company and to certain other Members and which must be executed by all parties to whom such interest may be transferred. A copy of said Agreement is on file at the offices of the Company."

11.07 Other Members. Upon the issuance by the Company of its Membership Interest to other parties, unless all of the Members otherwise agree, the Company shall require as a condition precedent to such issuance that such issuee execute and agree to be bound by all of the terms and conditions of this Agreement whereupon the issuee shall be considered a "Member" as that term is defined and used herein.

11.08 Term. This Article XI shall terminate upon the voluntary agreement of all Members who are then bound by the terms hereof.

11.09 Specific Covenants of the Company. In addition to agreeing to comply with all provisions of this Agreement, the Company specifically covenants:

(a) To register no change of ownership of a Membership Interest certificate on the books of the Company until all the requirements of this Agreement have been satisfied.
(b) To promptly notify the Members in writing of its intention to waive any option rights given by this Agreement once a corporate decision has been reached to so waive any rights.


                                 ARTICLE XII
                                 Definitions

As used herein the following terms have the following meanings:

"Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' and accountants' fees and disbursements.

"Affiliate" shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

"Agreement" shall have the meaning set forth in the preamble hereto.

"Agreement Terms" shall have the meaning set forth in Section 11.05.

"Applicable Percentage" shall have the meaning set forth in Section 9.01.

"Assets" shall have the meaning set forth in Section 1.01.

"Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement dated the Closing Date between Seller and Buyer.

"Bill of Sale" shall mean a Bill of Sale dated the Closing Date from Seller to Buyer.

"Book Value" shall have the meaning set forth in Section 11.03.

"Buyer" shall have the meaning set forth in the preamble hereto.

"Call" shall have the meaning set forth in Section 9.01.

"Call Purchase Price" shall have the meaning set forth in Section 9.01.

"Call Right" shall have the meaning set forth in Section 9.02.

"Closing" shall have the meaning set forth in Section 1.03.

"Closing Date" shall have the meaning set forth in Section 1.03.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the recitals hereto.

"Company" shall have the meaning set forth in the preamble hereto.

"Confidential Information" includes information concerning Seller's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from Seller, its sources of supply, its computer programs, system documentation, special hardware, product hardware, related software development, its manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to Seller or relating to its affairs.

"Contracts" shall have the meaning set forth in Section 3.08.

"Cumulative EBIT" shall mean the Company's EBIT from the period of the Closing Date until the third anniversary of the Closing Date.

"Debt Instruments" shall have the meaning set forth in Section 3.15.

"Deferral Right" shall have the meaning set forth in Section 9.02.

"Disclosure Schedule" shall mean the disclosure schedule dated the date hereof, as supplemented from time to time to the Closing on the Closing Date furnished by the Shareholders to Buyer and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

"EBIT" shall have the meaning set forth in Section 9.01.

"Employee Benefit Plan" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) other plan or practice of Seller , whether formal or informal, written or oral, and whether or not legally enforceable, providing or which may provide benefits to employees of Seller in connection with their employment or the termination of their employment by retirement or otherwise.

"Employee Pension Benefit Plan" shall have the meaning set forth in ERISA
Section 3(2).

"Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA
Section 3(1).

"Employment Agreement" shall mean each of the Employment Agreements dated as of the Closing Date between Stephen Kozel, Kim Fogarty and Thomas Kozel and the Company.

"Employment Contracts" shall have the meaning set forth in Section 3.10.

"Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Equipment" shall have the meaning set forth in Section 3.07(b).

"Equipment Instruments" shall have the meaning set forth in Section 3.07(b).

"Event of Breach" shall have the meaning set forth in Section 8.04.

"Extremely Hazardous Substance" shall have the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

"Exercise Period" shall have the meaning set forth in Section 9.02.

"Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

"Financial Statements" shall have the meaning set forth in Section 3.05.

"Guaranty" shall mean the Guaranty Agreement of even date herewith of Matthews in favor of Seller.

"Indemnified Party" shall have the meaning set forth in Section 8.06(b).

"Indemnifying Party" shall have the meaning set forth in Section 8.06(b).

"Lease" shall mean the Restated Lease Agreement between Edward Kozel and Elizabeth Kozel and the Company with respect to the Company facilities.

"Liability," whether or not capitalized, shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" shall mean any mortgage, pledge, encumbrance, charge or other security interest other than Permitted Liens.

"Material Adverse Effect" shall mean a material adverse effect on the business, property, financial condition or results of operations of a specified Person.

"Matthews" shall have the meaning set forth in the preamble hereto.

"Member" shall mean each of Buyer and Seller, and "Members" shall mean both of them.

"Membership Interests" shall mean the membership interests, [$ par value], in the Company.

"Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which Seller has an obligation to contribute.

"Multiplier" shall have the meaning set forth in Section 9.01.

"Offered Membership Interest" shall have the meaning set forth in Section 11.02(a).

"Offering Member" shall have the meaning set forth in Section 11.02(a).

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Permits" shall have the meaning set forth in Section 3.14.

"Permitted Liens" shall mean landlord's, workmen's, warehousemen's, materialmen's or other statutory liens or easements, covenants and encumbrances which are not material in character, amount or extent and do not materially detract from the value or materially interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon or therewith.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

"Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Code Section 4975.

"Purchase Price" shall have the meaning set forth in Section 1.02.

"Real Property" shall have the meaning set forth in Section 3.07(a).

"Real Property Instruments" shall have the meaning set forth in Section
3.07(a).

"Reportable Event" shall have the meaning set forth in ERISA Section 4043.

"Required Call" shall have the meaning set forth in Section 9.02.

"Scheduled Call Closing Date" shall have the meaning set forth in Section
9.02.

"Seller" shall have the meaning set forth in the preamble hereto.

"Shareholder" and "Shareholders" shall have the meaning set forth in the preamble hereto.

"Tax" or "Taxes" shall mean any United States Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" shall have the meaning set forth in Section 8.06(b).

"Total Equity Value" shall have the meaning set forth in Section 9.01.

"Transaction Documents" shall mean this Agreement, the Employment Agreements and the Lease.


                                 ARTICLE XIII
                                 Miscellaneous

13.01  Termination.

(a)  This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written agreement of all the Shareholders, Seller and Buyer;
(ii) by either Buyer or all the Shareholders after April 15, 1998 if the Closing of the transactions contemplated hereby has not occurred by that date and if the party exercising the right of termination provided by this clause
(ii) is not, at the time of such exercise, in breach of its material obligations under this Agreement;

(iii)  by Buyer on the Closing Date if any of the conditions provided in
Section 7.02 or Section 7.03 have not been met and have not been waived;
(iv) by all the Shareholders on the Closing Date if any of the conditions provided in Section 7.02 or Section 7.04 have not been met and have not been waived; or
(v) by either Buyer or all the Shareholders if there is an order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.

Buyer or all the Shareholders, as the case may be, shall exercise a right of termination provided above by written notice to the other parties hereto.

(b) If this Agreement is terminated by Buyer or all the Shareholders as permitted in Section 13.01(a), such termination shall be without liability of any party to any other party to this Agreement; provided, however, that if such termination shall result from (i) the willful failure of any party to fulfill a condition precedent to the performance of another party or to perform a material covenant of this Agreement or (ii) a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties in connection herewith.

13.02 Further Assurances; Books and Records. From time to time at Buyer's request (whether at or after the Closing) and without further consideration, Seller and all the Shareholders will execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request in order to effectively convey and transfer the Assets.

13.03 Press Releases and Public Announcements. Except as otherwise required by law, prior to the Closing, neither Buyer, on the other hand, nor all the Shareholders or Seller, on the other hand, shall issue or permit to be issued any press release, make or permit to be made any public announcement or otherwise disclose or permit to be disclosed any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior written consent of all the Shareholders (in the case of an announcement or disclosure other than by all the Shareholders) or Buyer (in the case of an announcement or disclosure other than by Buyer); provided however, that the parties acknowledge that press releases shall be issued upon signing this Agreement and at Closing and agree to cooperate to issue a mutual press release. In the event that such disclosure is required by law, the disclosing party shall be required to give written notice of such requirement to the other party prior to making any such disclosure.

13.04 Expenses; Taxes. The Shareholders or the Seller will pay from the proceeds of sale or from future distributions of the Company all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of the Shareholders. Buyer will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of Buyer. The parties do not anticipate that any sales tax will be due in connection with this transaction; however, any such sales tax arising from the sale of the Assets to Buyer shall be paid by Buyer.

13.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. All the parties hereto submit to the jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. All the parties hereto waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of any other party with respect thereto.

13.06 Entire Agreement; Modification; Waiver. This Agreement, including the exhibits, schedules and appendices hereto, constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made by any party to any other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.07 Notices. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission (with confirmation of receipt), telegraph, telex or similar means of communication, and shall be deemed to have been given or made when delivered, if personally delivered, and otherwise when received, addressed to the respective parties as follows:

If to Buyer:                               If to the Company:
c/o Matthews International Corporation     To both the addresses at the left
Two NorthShore Center
Pittsburgh, PA  15212
Attn:  President

If to the Shareholders or Seller:
c/o Stephen Kozel
1001 42nd Street
Oakland, CA  94608
with a copy to:
L. Randolph Harris
Harris & Harris, P.C.
One Kaiser Plaza, Suite 1010
Oakland, CA  94612

13.08 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

13.09.  Matters of Construction, Interpretation and the Like.
(a) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires,
(a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, Buyer, on the other hand, the Shareholder and Seller, and on the other hand, the Company; (g) the word "including" means "including without limitation"; and (h) all references to "dollars" or "$" refer to currency of the United States of America. Each representation, warranty and covenant contained herein shall have independent significance. If Buyer or he Shareholder and Seller breach in any respect any representation, warranty, covenant or other obligation contained herein or created hereby, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached shall not detract from or mitigate the consequences of such breach. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(b) Severability. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

13.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13.11. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior approval of the other parties hereto, except that Mattone can assign its Call Right to another entity controlled by Matthews if sole member limited liability companies are not permitted by California law at the time of the Call.

13.12. Time of the Essence. The parties agree that time is of the essence with respect to all terms and conditions of this Agreement.

13.13. Attorneys' Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees, to be fixed by the court. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed as of the date first above written.

                                             MATTONE HOLDING CORP.


                                          By:
                                             ------------------------------

                                       Title:
                                             ------------------------------



                                             ONE COLOR COMMUNICATIONS, INC.


                                          By:
                                             ------------------------------

                                       Title:
                                             ------------------------------




                                             ------------------------------
                                             Stephen Kozel



                                             ------------------------------

                                             Kim Fogarty



                                             ------------------------------
                                             Thomas Kozel



                                             ------------------------------
                                             Peter Kozel


                                             To be signed at Closing:

                                             O.N.E. COLOR COMMUNICATIONS, LLC


                                          By:
                                             ------------------------------

                                       Title:
                                             ------------------------------

                               SPOUSES' CONSENT

We, the undersigned spouses of the Shareholders of O.N.E. Color Communications, Inc., acknowledge that we have read the foregoing Asset Purchase and Membership Interest Agreement and that we know its contents. We hereby consent to the sale, approve of the provisions of the Agreement, and agree that we will take no action at any time to hinder operation of this Agreement.





----------------------------------
Suzanne Kozel



----------------------------------
Timothy Fogarty



----------------------------------
Donna Kozel



----------------------------------
Debra Kozel